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EXHIBIT 11 -- COMPUTATION OF PER SHARE EARNINGS
CHAMPION HEALTHCARE CORPORATION

                                                                     THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                   1996                1995
                                                              --------------------------------
Primary:

Weighted average shares outstanding                              11,960,335          4,227,975
Net effect  of  dilutive  stock  options  and
    warrants--based  on  the  treasury   stock
    method using average market price (1)                           874,876                 --
                                                              -------------       ------------
Total                                                            12,835,211          4,227,975
                                                              =============       ============
Net income                                                    $   1,393,000       $    177,000
Preferred stock dividend requirements                                   N/A         (1,421,000)
Accretion of preferred stock issuance cost                          (49,000)           (68,000)
                                                              -------------       ------------
Income (loss) applicable to common stock                      $   1,344,000       $ (1,312,000)
                                                              =============       ============
   Income (loss) per share                                    $        0.10       $      (0.31)
                                                              =============       ============
Fully Diluted:

Weighted average shares outstanding                              11,960,335          4,227,975
Net  effect  of dilutive  stock  options  and
    warrants--based  on  the  treasury   stock
    method  using the  year-end market  price,
    if higher than average market price                           1,007,538          3,329,120
Assumed conversion of Preferred Stock (2)                         5,216,027          9,920,427
                                                              -------------       ------------
Total                                                            18,183,900         17,477,522
                                                              =============       ============
Net income                                                    $   1,393,000       $    177,000
Interest reduction, net of tax effect                                   N/A            363,000
                                                              -------------       ------------
Income applicable to common stock                             $   1,393,000       $    540,000
                                                              =============       ============
   Income per share                                           $        0.08       $        .03
                                                              =============       ============


(1) The effect of options and warrants was anti-dilutive for the quarter ended March 31, 1995.
(2)  At March 31, 1996 and 1995, the Company had 2,608,176 and 10,408,286
     shares of  preferred stock outstanding, respectively.





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